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                                                                   EXHIBIT 23.12

                                  CONSENT OF
                             LEHMAN BROTHERS INC.


Board of Directors
Memco Software Ltd.
24 Raoul Wallenberg Street
Tel Aviv 69719, Israel


Members of the Board:

     We hereby consent to the inclusion of our opinion letter dated August 12, 1998 to the Board of Directors of Memco Software Ltd. as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed acquisition of Memco Software Ltd. by PLATINUM Technology International, Inc. and to the references therin to our firm and such opinion under the captions "Summary--Fairness Opinion of Memco's Financial Advisor," "The Arrangement--Background of the Arrangement," "The Arrangement-- Recommendation of the Memco Board; Reasons for the Arrangement" and "The Arrangement--Opinion of Memco's Financial Advisor."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       LEHMAN BROTHERS INC.


                                       By: /s/ Jack Skydel
                                          ---------------------------
                                          Name: Jack Skydel
                                          Title: Managing Director

New York, New York
February 1, 1999